Exhibit 4.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 9, 2016

among

THE SHERWIN-WILLIAMS COMPANY,

THE LENDERS PARTY HERETO,

CITICORP USA, INC.,

as Administrative Agent,

and

CITICORP USA, INC.,

as Issuing Bank

REVOLVING AND LETTER OF CREDIT FACILITY

Sherwin-Williams Company | Credit Agreement

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ARTICLE IV
CONDITIONS

SECTION 4.01	Conditions to Effective Date	40
SECTION 4.02	Condition to Each Credit Event	41

ARTICLE V
AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements; Other Information	42
SECTION 5.02	Notices of Material Events	43
SECTION 5.03	Existence; Conduct of Business	44
SECTION 5.04	Anti-Corruption Laws	44

ARTICLE VI
NEGATIVE COVENANTS

SECTION 6.01	Equal and Ratable Security	44
SECTION 6.02	Fundamental Changes	44
SECTION 6.03	Sanctions	45
SECTION 6.04	Anti-Corruption Laws	45

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
THE ADMINISTRATIVE AGENT

ARTICLE IX
MISCELLANEOUS

SECTION 9.01	Notices	49
SECTION 9.02	Waivers; Amendments	50
SECTION 9.03	Expenses; Indemnity; Damage Waiver	51
SECTION 9.04	Successors and Assigns	52
SECTION 9.05	Survival	55
SECTION 9.06	USA Patriot Act	55
SECTION 9.07	Counterparts; Integration; Effectiveness	55
SECTION 9.08	Severability	56
SECTION 9.09	Right of Setoff	56
SECTION 9.10	Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity	56
SECTION 9.11	WAIVER OF JURY TRIAL	57
SECTION 9.12	Headings	58
SECTION 9.13	Confidentiality	58
SECTION 9.14	Interest Rate Limitation	58

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SCHEDULES:

Schedule 2.01	Commitments

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Note
Exhibit C (1-4)	U.S. Tax Compliance Certificate
Exhibit D	Form of Notice of LC Request
Exhibit E	Form of Standby Letter of Credit

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CREDIT AGREEMENT, dated as of May 9, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), among THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Company”), the LENDERS party hereto, CITICORP USA, INC. (“CUSA”), as Administrative Agent, and CUSA, as issuing bank (in such capacity, the “Issuing Bank”).

The Company has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) extend credit to enable it to borrow on a revolving credit basis on and after the date hereof and at any time and from time to time during the Availability Period a principal amount not in excess of $50,000,000 at any time outstanding. The Company has further requested the Issuing Bank issue the Letter of Credit to support other payment or other obligations of the Company and its Subsidiaries. The proceeds of borrowings hereunder are to be used for general corporate purposes of the Company and its Subsidiaries and other purposes not inconsistent with this Agreement.

The Lenders and the Issuing Bank are willing to extend such credit and issue the Letter of Credit to the Company on the terms and subject to the conditions herein set forth.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Citicorp USA, Inc., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its successors in such capacity.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at its office at the address described in Section 9.01(b), or such other account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Company, the Issuing Bank and the Lenders for such purpose.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning ascribed to it in the preamble to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have been terminated or have expired, the Applicable Percentages shall be determined based on the sum of the amounts of the outstanding Loans and the LC Exposure or, if no Loans are outstanding and there is no LC Exposure, based upon the Commitments most recently in effect, giving effect to any assignments.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Base Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its “base” rate; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Company for a Loan in accordance with Section 2.03.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude, when used in connection with a Eurodollar Loan, any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or the Issuing Bank or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (y) pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning ascribed to it in Section 9.14.

“Citibank” means Citibank, N.A.

“Citigroup” means Citigroup, Inc.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to acquire participations in the Letter of Credit and to make Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) reduced or increased from time to time pursuant to an amendment hereto. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Company” has the meaning ascribed to it in the preamble of this Agreement.

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“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Revenue” means, for any period, the net revenue of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets” means, on any date, Consolidated Total Assets less (i) all intangible assets, including goodwill, organization costs, intellectual property and research and development costs and (ii) any other identifiable intangibles of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, on any date, the aggregate amount of assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means each Borrowing and each issuance, renewal, extension or increase of the Letter of Credit.

“CUSA” has the meaning ascribed to it in the preamble of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation

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of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“dollars” or “$” or “USD” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 9.02.

“Eligible Assignee” means (i) a Lender, (ii) a commercial bank, insurance company or company primarily engaged in making commercial loans or a commercial finance company or (iii) any Affiliate of a Lender under common control with such Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances or binding orders, decrees, judgments, injunctions or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch

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profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.17) or (ii) such Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 2.15(a)(ii), 2.15(a)(iii) or 2.15(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of July 16, 2015, among the Company, Sherwin-Williams Luxembourg S.à r.l., Sherwin-Williams Canada Inc. and Sherwin-Williams UK Holding Limited, as borrowers, the lenders party thereto from time to time, Bank of America, N.A., as domestic administrative agent, and Wells Fargo Bank, National Association, as syndication agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Facility Fees” has the meaning ascribed to it in Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letters, in each case executed and delivered on the date hereof and on each date on which this Agreement is amended to increase the Commitments, between the Company and CUSA, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Foreign Lender” means a Lender that is not a U.S. Person.

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“GAAP” means U.S. generally accepted accounting principles; provided that, if any changes in U.S. generally accepted accounting principles from those used in the preparation of the audited consolidated financial statements of the Company referred to in Section 3.04 occur by reason of any change in the rules, regulations, pronouncements, opinions or other requirements of the Financial Accounting Standards Board (FASB) (or any successor thereto or agency with similar function), or if the Company adopts the International Financial Reporting Standards, and such change in accounting principles and/or adoption of such standards results in a change in the method or results of calculation of financial covenants and/or defined terms contained in this Agreement, then at the option of the Required Lenders or the Company, the parties will enter into good faith negotiations to amend such financial covenants and/or defined terms in such manner as the parties shall agree, each acting reasonably, in order to reflect fairly such changes and/or adoption so that the criteria for evaluating the financial condition of the Company shall be the same in commercial effect after, as well as before, such changes and/or adoption are made (in which case the method and calculation of financial covenants and/or the defined terms related thereto hereunder shall be determined in the manner so agreed).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. For purposes hereof, the amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligations, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies or prices of commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of such transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, and (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and banker’s acceptances; provided, however, that Indebtedness of any Person shall not include (i) trade payables, (ii) any obligations of such Person incurred in connection with letters of credit, letters of guaranty or similar instruments obtained or created in the ordinary course of business to support obligations of such Person that do not constitute Indebtedness or (iii) endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning ascribed to it in Section 9.03(b).

“Information” shall have the meaning ascribed to it in Section 9.13.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

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“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 7 days (if generally available), or one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period of one month or more that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) any Interest Period that otherwise would extend beyond the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” has the meaning ascribed to it in the preamble to this Agreement.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to the Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the undrawn amount of the Letter of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or financed as an ABR Borrowing pursuant to Section 2.04(e) at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Funding Supplement” means, (a) with respect to any Borrowing under Section 2.03 with respect to which the Company has accepted the rate provided by the Administrative Agent, the rate per annum, not to exceed the Citigroup CDS Spread, offered by the Administrative Agent with respect to such Borrowing and (b) otherwise, the Citigroup CDS Spread. As used in this definition, “Citigroup CDS Spread” means Citigroup’s five-year offer-side credit default swap spread (as obtained by the Administrative Agent from the Markit Group Limited website) (a) in the case of any Eurodollar Rate Loan, on the date two Business Days prior to the first day of the Interest Period for such Eurodollar Rate Loan, and (b) in the case of any ABR Loan, on the day that such ABR Loan is made (each day described in clauses (a) and (b) being a “Determination Date”). The Administrative Agent will determine the Citigroup CDS Spread for each Loan no later than 11:00 a.m. New York time on the Determination Date applicable to such Loan; provided, however, that in the event that the Citigroup CDS Spread for such Loan is not available from Markit Group Limited on the Determination Date applicable to such Loan, the Citigroup CDS Spread will be Citigroup’s five-year offer-side credit default swap spread as determined by the Administrative Agent on the basis of quotations from leading dealers in the market for credit default swaps selected by the mutual agreement of the Administrative Agent and the Company. The Administrative Agent shall use commercially reasonable efforts to obtain at least three quotations for such credit default swap spread on such Determination Date and, if two or more quotations are obtained, the Citigroup CDS Spread for such Loan shall be the arithmetic average of such quotations. If only one quotation is obtained and, in the Administrative Agent’s good faith judgment, such quotation is a reasonable value for

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such credit default swap spread, the Citigroup CDS Spread for such Loan shall be such quotation. If the Citigroup CDS Spread for any Loan cannot be determined pursuant to the preceding provisions of this definition, the Administrative Agent and the Company shall use commercially reasonable efforts to promptly agree on an alternative method of determination. If no alternative method is agreed on within 30 days after the Determination Date, the Citigroup CDS Spread shall be reasonably determined by the Administrative Agent using customary investment banking conventions and the Administrative Agent will provide the Company with the calculation in reasonable detail of such Citigroup CDS Spread.

“Lenders” means the Persons listed on Schedule 2.01 (as such schedule may be amended from time to time) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. The term “Lenders” shall also include the Issuing Bank where the context requires or permits such inclusion.

“Letter of Credit” has the meaning assigned to that term in Section 2.04(a).

“LIBO Rate” means, with respect to each Interest Period, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period; provided, however, that if at any time for any reason such offered rate does not appear on the Reuters Screen LIBOR01 Page, “LIBO Rate” shall mean, with respect to each day during each Interest Period, the rate per annum (rounded upward to the nearest 1/100 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank or any of its Affiliates in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. In the event the LIBO Rate is determined as set forth in the next preceding sentence, the LIBO Rate shall be determined by the Administrative Agent on the basis of the applicable rates furnished to and received by the Administrative Agent from Citibank or any of its Affiliates on the second Business Day prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, any Note, the Reimbursement Agreement, the Letter of Credit and the Fee Letter and all renewals, extensions, or restatements of, or amendments or supplements to, any of the foregoing.

“Loans” means the loans made by the Lenders to the Company pursuant to Sections 2.03 and 2.04(e).

“Margin Stock” shall have the meaning provided in Regulation U.

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“Material Adverse Effect” means an event or circumstance that constitutes a material adverse effect on (a) the business, operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its material obligations under this Agreement or (c) the legality, validity, binding effect or enforceability against the Company of this Agreement.

“Material Subsidiary” means, at any time, (a) each Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and (b) each other Subsidiary designated as a “designated subsidiary” by the Company. The Company will designate one or more Subsidiaries as “designated subsidiaries” when and as necessary in order that there will at no time be two or more Subsidiaries that are not Material Subsidiaries under the preceding sentence but that, if considered together as a single Subsidiary, would cause the total for all such Subsidiaries to exceed 20% of either (i) Consolidated Total Assets at such time or (ii) Consolidated Net Revenue for the period of four calendar quarters ended at or most recently prior to such time.

“Maturity Date” means June 20, 2021.

“Maximum Rate” has the meaning ascribed to it in Section 9.14.

“Note” has the meaning ascribed to it in Section 2.08(e).

“Notice of LC Request” means a notice substantially in the form of Exhibit D hereto delivered by the Company to the Issuing Bank and the Administrative Agent pursuant to Section 2.04(b) with respect to the Letter of Credit.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Participant” has the meaning ascribed to it in Section 9.04(e).

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“Permitted Liens” means, with respect to any Person,

(a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, laws or regulations, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, repairmen’s, laborers, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers mechanics’ and other like Liens, in each case (i) for sum that are not yet due, (ii) that do not materially detract from such Person’s assets or materially impair the use thereof or (iii) being contested in good faith by appropriate proceedings;

(c) Liens for taxes, assessments and other governmental charges or levies not yet delinquent by more than 30 days or which are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements, defects, irregularities, or deficiencies in title to easements, or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which, in all such cases, were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(e) Liens existing on or provided for under the terms of agreements existing on the date of this Agreement (including, without any limitation, any Liens that arise under the Existing Credit Agreement and the Reimbursement Agreement);

(f) Liens on property at the time the Company or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries;

(g) Liens securing obligations under a Hedging Agreement so long as such Hedging Agreement is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

(h) Liens on accounts receivable or inventory securing working capital or revolving credit indebtedness in an aggregate amount not to exceed $300,000,000 or otherwise consistent with past practice;

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(i) Purchase Money Liens;

(j) Liens securing only Indebtedness of a wholly owned subsidiary of the Company to the Company or one or more wholly owned subsidiaries of the Company;

(k) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person;

(l) Liens created, assumed or existing in connection with a tax-free financing;

(m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries;

(n) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

(o) rights of a common owner of any interest in property held by such Person;

(p) Liens placed upon any real property now owned or hereafter acquired by the Company or any of its Subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property;

(q) Liens in favor of the United States of America or any department or agency thereof, or in favor of any state government or political subdivision thereof, or in favor of a prime contractor under a government contract of the United States, or of a state government or political subdivision thereof, in each case resulting from the acceptance of partial, progress, advance or other payments in the ordinary course of business under government contracts of the United States, or of a state government or political subdivision thereof, or subcontracts thereunder;

(r) judgment Liens (other than any Liens securing one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 and not covered by insurance and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded pending appeal);

(s) Liens on property or assets of the Company or any Subsidiary in favor of the Company or any Subsidiary;

(t) Liens arising from any synthetic lease transaction pursuant to which the Company or any Subsidiary is a lessee;

(u) Liens provided for or in connection with this Agreement; and

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(v) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses; provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) unless such additional Liens are otherwise permitted pursuant to this Section and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l), (p), (q), (s) and (t) at the time the original Lien became a Permitted Lien under this Agreement and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Principal Property” means any manufacturing plant or manufacturing facility, located within the United States of America (other than its territories and possessions), owned or leased by the Company or any Restricted Subsidiary, unless, in the opinion of the board of directors of the Company, such plant, facility or property is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

“Purchase Money Lien” means a Lien on property securing Indebtedness incurred by the Company or its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder.

“Register” has the meaning ascribed to it in Section 9.04(c).

“Regulation D” shall mean Regulation D of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Agreement” means the Agreement for Letter of Credit, dated as of the date hereof, between Citibank and the Company, as amended, modified or supplemented from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Required Lenders” means, (a) at any time prior to the termination of the Commitments pursuant to Article VII, Lenders having Total Exposures and unused Commitments representing more than 50% of the aggregate Total Exposures and unused Commitments at such time, and (b) for all purposes after the termination of the Commitments pursuant to Article VII, Lenders having outstanding Loans and LC Exposures representing more than 50% of the aggregate outstanding principal amount of Loans and LC Exposures. For the avoidance of doubt, on the date hereof, the term “Required Lenders” means Citibank.

“Restricted Subsidiary” means at any time any Subsidiary of the Company (i) substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions) and (ii) which owns or leases a Principal Property.

“Reuters Screen LIBOR01 Page” means the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“SEC” means the Securities and Exchange Commission.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Transactions” means each of the execution, delivery and performance by the Company of this Agreement and the other Loan Documents, the borrowing of Loans hereunder, the issuance and any modification of the Letter of Credit for the account of the Company hereunder and the use of proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means Title III of Pub. L. 107-56 (signed into Law October 26, 2001).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(e)(ii)(B)(3).

“Withholding Agent” means the Company or the Administrative Agent, as applicable.

SECTION 1.02 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) any reference herein to any applicable law means such applicable law as amended, amended and restated, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any applicable law means that section or provision of such applicable law from time to time in effect and any amendment, modification, codification, replacement, or reenactment of such section or other provision, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections

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of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions set forth herein and without limiting each Lender’s obligation to make Loans pursuant to Section 2.04, each Lender agrees to make Loans to the Company from time to time during the Availability Period and to participate in the Letter of Credit in an aggregate principal amount not exceeding the amount of such Lender’s Commitment; provided, that after giving effect to each Credit Event (a) no Lender’s Total Exposure shall exceed such Lender’s Commitment, and (b) the sum of the Total Exposures of all the Lenders shall not exceed the sum of the Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Loans and request the issuance, renewal, amendment, extension, decrease and increase of the Letter of Credit and refinance LC Disbursements with Borrowings.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders, ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Sections 2.04(e) and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith and shall be in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement and shall not be inconsistent with the duty of such Lender under Section 2.17(a) to minimize the amounts payable by the Company under Section 2.13 or 2.15.

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(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five outstanding Eurodollar Borrowings.

SECTION 2.03 Requests for Borrowings.

To request a Borrowing, except as otherwise provided with respect to Loans to be made pursuant to Section 2.04(e), the Company shall notify the Administrative Agent of such request by telephone or email (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic or email Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery or telecopy to the Administrative Agent at its office set forth in Section 9.01 of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic, email and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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SECTION 2.04 The Letter of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Issuing Bank agrees to issue and amend (including, without limitation, to increase or decrease the stated amount of or extension of the expiry of the Letter of Credit) at the request of the Company and for the account of the Company, a standby letter of credit substantially in the form of Exhibit E or in such other form as may be reasonably acceptable to the Issuing Bank and the Company (the “Letter of Credit”), at any time and from time to time from the Effective Date until the date that is one Business Day prior to the Maturity Date. The Issuing Bank shall not be under any obligation to issue the Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator binding upon the Issuing Bank shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law, rule, regulation or orders of any Governmental Authority applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that the Issuing Bank in good faith deems material to it.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of the Letter of Credit (or the amendment, renewal or extension of the Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least one Business Day in advance of the requested date of issuance, amendment, renewal or extension) a Notice of LC Request requesting the issuance of the Letter of Credit and specifying the requested date of issuance of the Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which the Letter of Credit is to expire (which shall comply with subsection (c) of this Section), the amount of the Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend the Letter of Credit. The Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of the Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed the aggregate Commitments, and (ii) the Total Exposures shall not exceed the total Commitments. The Issuing Bank shall promptly (and in any event within one Business Day) notify the Administrative Agent of each issuance, amendment, renewal, extension or expiry of the Letter of Credit, and shall provide to the Administrative Agent such other information as the Administrative Agent shall reasonably request as to the Letter of Credit.

(c) Expiration Date. The Letter of Credit shall expire at or prior to the date that is one Business Day prior to the Maturity Date.

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(d) Participations. By the issuance of the Letter of Credit (or an amendment to the Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in the Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under the Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in subsection (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subsection in respect of the Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of the Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement, the Issuing Bank shall promptly notify the Company by telephone, facsimile or other telecommunication of the date and amount of such LC Disbursement. The Company shall reimburse such LC Disbursement, whether drawn before, on or, to the extent in accordance with applicable law, after the expiration date of the Letter of Credit, and payment of each such reimbursement obligation shall be made on demand; provided that unless the Company shall have notified the Administrative Agent otherwise, the Company’s obligations shall be financed with an ABR Borrowing made under this subsection (e) in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Each Lender agrees to fund its Applicable Percentage of such payment due from the Company on (i) the Business Day on which demand therefore is made by the Issuing Bank; provided that notice of such demand is given not later than 11:00 a.m. (New York time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have made such amount available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for its account or the account of the Issuing Bank, as applicable. If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an ABR Loan made by such Lender on such Business Day for purposes of this Agreement.

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(f) Certain Liabilities Relating to the Letter of Credit. None of the Administrative Agent, the Lenders or the Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.08(f)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, without limiting Section 2.08(f), the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under the Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of the Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary (other than a valid injunction issued by a court of competent jurisdiction), or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under the Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse (including the financing thereof by an ABR Borrowing) such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses (including the financing thereof by an ABR Borrowing) such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Company fails to reimburse (including the financing thereof by an ABR Borrowing) such LC Disbursement when due pursuant to subsection (e) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this subsection shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to subsection (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

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SECTION 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; except as provided otherwise with respect to ABR Loans made pursuant to Section 2.04(e), such transfers shall be made by (x) 12:00 Noon, New York City time in the case of Borrowings other than ABR Borrowings and (y) 2:00 p.m., New York City time in the case of ABR Borrowings on the date such Loan is made. The Administrative Agent will make such amounts available to the Company by promptly crediting the amounts so received, in like funds, to an account of the Company designated by the Company in the applicable Borrowing Request; provided that ABR Loans made to refinance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with subsection (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Company, the interest rate applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone or email by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic or email Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

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(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination of Commitments; Reduction of Commitments.

(a) Unless previously terminated pursuant to the terms hereof, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the aggregate amount of the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Total Exposures of all the Lenders would exceed the total Commitments and (iii) the Company shall satisfy all its obligations, if any, under Sections 2.14 and 9.03(a) and 9.03(b) in respect of such termination or reduction and any concurrent repayment.

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(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under subsection (b) of this Section at least three Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each reduction of the Commitments shall be made ratably among the Lenders based on their respective Commitments. Schedule 2.01 shall be deemed amended to take into account any termination or reduction of the Commitments in accordance with this Section 2.07.

SECTION 2.08 Repayment of Loans; Evidence of Debt; Obligations Absolute.

(a) The Company hereby unconditionally promises to pay to the Administrative Agent for application in accordance with Section 2.16 the outstanding principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made by such Lender to the Company, including the amounts of principal and interest payable and paid to such Lender by the Company from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsection (b) or (c) of this Section shall, absent manifest error, be evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note substantially in the form attached as Exhibit B (a “Note”) payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes payable to the payee named therein (or, if such Note is a registered Note, to such payee and its permitted registered assigns).

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(f) The Company’s obligation to repay the Loans, to reimburse LC Disbursements and to make the other payments provided herein shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Letter of Credit or this Agreement, or any term or provision therein, (ii) the existence of any claim, set-off, defense or other right that the Company or any Affiliate of the Company may have at any time against the beneficiary or any transferee of the Letter of Credit (or any Persons or entities for whom such beneficiary or transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) without limiting Section 2.04, any draft, demand certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iv) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or other document that does not comply with the terms of the Letter of Credit, (v) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (vi) any non-application or misapplication by the beneficiary the Letter of Credit of the proceeds of any drawing under the Letter of Credit; (vii) the fact that a Default shall have occurred and be continuing; or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.

SECTION 2.09 Prepayment of Loans.

(a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with subsection (b) of this Section.

(b) The Company shall notify the Administrative Agent by telephone (confirmed by email) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Subject to Section 2.18, each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

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(c) Upon the designation of one or more “Successors” (as defined in and in accordance with the provisions set forth in the 2014 ISDA Credit Derivatives Definitions, with the Company being the “Reference Entity” referred to in such term) to the Company under any credit derivative transaction entered into by Citibank, CUSA and/or any of its Affiliates in order to mitigate credit risk arising out of the financing contemplated by this Agreement and to the extent the Lenders are not be satisfied, in their reasonable discretion, with their credit position, giving effect to any arrangements that shall be made to address any concerns that they may have in regard to such designation of one or more “Successors” (as defined in and in accordance with the provisions set forth in the 2014 ISDA Credit Derivatives Definitions, with the Company being the “Reference Entity” referred to in such term), then, immediately upon notice to such effect from the Administrative Agent, (i) the Company shall prepay all Borrowings hereunder, together with accrued and unpaid interest thereon and all other amounts required hereunder in connection with a prepayment of Loans; (ii) all Commitments shall terminate; (iii) the Company shall provide cash collateral in an amount equal to 101% of the LC Exposure as of such time, and (iv) any obligation of Citibank to issue further Credits (as defined in the Reimbursement Agreement) shall terminate. Such cash collateral shall be deposited in an account designated by the Issuing Bank at Citibank. The Company shall be deemed to grant to the Issuing Bank a security interest in all its right, title and interest in and to such account to secure the payment and performance of Company’s obligations hereunder to the Issuing Bank. The Issuing Bank shall have sole dominion and control over such account, including the sole right to direct Citibank to effectuate withdrawals therefrom. The balance in such account shall be applied to reimburse the Issuing Bank for any payment made in honor of the Letter of Credit and in honor of any other obligations secured by the grant effected by this Section 2.09(c), in such order as the Issuing Bank shall determine. The Issuing Bank shall cause the unapplied balance of such account to be released to the Company upon the expiry of the Letter or Credit or the reduction to nil of the amount available thereunder and the satisfaction of all other obligations secured by this Section 2.09(c).

SECTION 2.10 Fees.

The Company agrees to pay to the Administrative Agent, for application in accordance with Section 2.16, facility fees (the “Facility Fees”) payable in such amounts and at the times specified in the Fee Letter. The Facility Fees shall be paid on the dates due in immediately available funds. Absent manifest error, once paid, the Facility Fees shall not be refundable under any circumstances.

SECTION 2.11 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Lender Funding Supplement.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Lender Funding Supplement.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

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(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to subsection (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that because of a change in circumstances affecting the eurodollar market generally the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

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SECTION 2.13 Increased Costs. Subject to Section 2.17,

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement contemplated by Section 2.13(f)); or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or the Letter of Credit or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank in an amount that such Lender or the Issuing Bank deems to be material of making or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining the Letter of Credit or reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in the Letter of Credit held by, such Lender, or the Letter of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or the holding company of such Lender or the Issuing Bank, as the case may be, as specified in subsections (a) or (b) of this Section 2.13 and explaining in reasonable detail the method by which such amount or amounts shall have been determined, shall be delivered to the Company, shall be conclusive absent manifest error. The Company shall pay to such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

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(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered unless the Lender or the Issuing Bank gives notice to the Company to compensate such Lender or the Issuing Bank pursuant to this Section within one hundred and eighty (180) days after the date that such Lender or the Issuing Bank, as the case may be, knows an event has occurred pursuant to which such Lender or the Issuing Bank will seek such compensation.

(e) Notwithstanding the foregoing provisions of this Section, neither any Lender nor the Issuing Bank shall be entitled to compensation pursuant to this Section if it is not at the time the general policy or practice of such Lender or the Issuing Bank to demand compensation in similar circumstances in similar credit agreements.

(f) The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 2.14 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.17, then, in any such event, the Company shall compensate each Lender for the actual loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event (other than lost profits) shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure

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or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and explaining in reasonable detail the method by which such amount or amounts shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error; provided that neither any Lender nor the Issuing Bank shall be required to deliver information pursuant to this Section relating to its business, other than any such information that is available to the Company on a non-confidential basis prior to the date of such certificate. The Company shall pay the amount shown as due on any such certificate to the Administrative Agent for the account of such Lender in accordance with Section 2.16 within ten (10) days after receipt of such certificate.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to paragraph (e) below.

(ii) Without limiting Section 2.15(a)(i), if the Company or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to paragraph (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(iii) If any Withholding Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to paragraph (e) below, (B) such Withholding Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Company shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Company. Without limiting the provisions of paragraph (a) above, the Company shall timely pay to the relevant Governmental Authority in accordance with applicable laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Company shall indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Company shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.15(c)(ii) below; provided that the Company shall not be required to indemnify the Administrative Agent for any amount attributable to the Administrative Agent’s gross negligence or willful misconduct.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (y) the Administrative Agent and the Company, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Register and (z) the Administrative Agent and the Company, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto,

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whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority as provided in this Section 2.15, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(e)(ii)(A), 2.15(e)(ii)(B) and 2.15(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

A. any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

B. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

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1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

2) executed copies of IRS Form W-8ECI;

3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

C. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

D. if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary

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for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 2.15, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Recipient, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Company pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(g) [Reserved].

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Loans other obligations under any Loan Document.

SECTION 2.16 Payments Generally; Pro Rata Treatment.

(a) The Company shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements or of any amounts under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 Noon, New York City

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time, on the date when due in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to be credited to the Administrative Agent’s Account. All payments made by the Company to the Administrative Agent or the Issuing Bank as provided herein or in any Note shall be deemed received by the Lenders or the Issuing Bank for all purposes as between the Lenders or the Issuing Bank and the Company. With respect to payments to be made to the Issuing Bank, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Facility Fees to the Issuing Bank. Promptly after any such payment, the Issuing Bank or the Administrative Agent (as the case may be) will cause to be distributed like funds relating to the payment of principal or interest or Facility Fees (other than amounts payable pursuant to Sections 2.04(f), 2.13, 2.14, 2.15 or 9.03) (according to the Lenders’ respective Commitments) to the Lenders for the account of their respective lending offices, and like funds relating to the payment of any other amount payable to any Lender to the Administrative Agent, and the Administrative Agent then shall cause like funds to be distributed to such Lender for the account of its applicable lending office, in each case to be applied in accordance with the terms of this Agreement or any Note. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided, however, that in the event that the Maturity Date shall be on a day that is not a Business Day, any payment due on the Maturity Date shall be due on the immediately preceding Business Day. All payments hereunder shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in unreimbursed LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or participations in unreimbursed LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans or participations in unreimbursed LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or participations in unreimbursed LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to

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apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Administrative Agent, whereupon the Administrative Agent shall distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender or the Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or the Issuing Bank to satisfy such Lender or the Issuing Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.13, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Company is required to pay any additional amount to any Lender, the Issuing Bank or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), (iii) if any Lender is a Defaulting Lender, or (iv) if in connection with any proposed amendment, modification, waiver or consent, the consent of the Required Lenders has been obtained but the consent of a Lender the consent of which is required shall not have been obtained, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) [reserved]; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts); and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.18 Defaulting Lender.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees (other than any Facility Fee) or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders and the Issuing Bank as a result of any judgment of a court of

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competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Facility Fees. Notwithstanding anything herein to the contrary, each Defaulting Lender and its Affiliates shall not be entitled to receive any Facility Fee payable pursuant to Section 2.10 during any period during which such Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Company and the Administrative Agent, agree in writing in their sole discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each of the Administrative Agent, the Lenders and the Issuing Bank as follows:

SECTION 3.01 Organization; Powers. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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SECTION 3.02 Authorization; Enforceability. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) those required in the ordinary course of business of the Company in connection with the performance by the Company of its obligations of the covenants hereunder, other filings under securities laws, and filings, registrations consents or approvals in each case not required to be made or obtained by the date hereof, and (iii) the filing by the Company of a periodic report on Form 8-K with respect to the transactions contemplated hereby, which filing will be made promptly following the execution and delivery of this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any order of any Governmental Authority, (c) will not result in a material violation of or default under any indenture or other material agreement or instrument binding upon the Company or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Company or any of the Subsidiaries, and (d) will not result in the creation or imposition of any material Liens on any material assets of the Company or any of the Subsidiaries.

SECTION 3.04 Financial Condition. The Company has heretofore furnished to the Lenders (a) its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2015, reported on by independent public accountants, and (b) its unaudited interim consolidated financial statements for the quarterly period ending March 31, 2016. Such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject to normal year end audit adjustments and the absence of footnote disclosure with respect to the unaudited interim consolidated financial statements) in accordance with GAAP.

SECTION 3.05 Disclosure. Each of the reports required to be filed by the Company under Section 13(a) of the Securities Exchange Act of 1934 since December 31, 2015 has been filed and such reports (as each such report may have been supplemented or revised by any subsequent report filed by the Company), when taken as a whole, do not contain an untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements therein in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to any projected financial information or other forward looking statements, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time filed.

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SECTION 3.06 Federal Reserve Regulations.

(a) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or X thereof. Not more than 25% of the assets subject to the restrictions of Section 6.01, valued in accordance with Regulation U, will at any time consist of Margin Stock.

SECTION 3.07 Investment Company Act. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08 OFAC. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

SECTION 3.09 Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Company and the Subsidiaries and have instituted and maintained policies and procedures, in the Company’s reasonable business judgment, designed to promote and achieve compliance with such laws applicable to the Company and the Subsidiaries.

ARTICLE IV

CONDITIONS

SECTION 4.01 Conditions to Effective Date.

The obligations of the Lenders to make Loans to the Company and of the Issuing Bank to issue the Letter of Credit for the account of the Company shall not become effective until the date on which each of the following conditions are satisfied (or waived in accordance with Section 9.02):

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(a) The Administrative Agent shall have received at least one executed counterpart of this Agreement from the Company, the Administrative Agent, the Issuing Bank and each Lender, and arrangements satisfactory to the Administrative Agent shall have been made for the delivery of additional executed counterparts, sufficient in number for distribution to the Administrative Agent, the Issuing Bank, the Lenders and the Company, together with all Schedules and Exhibits thereto;

(b) The Administrative Agent shall have received at least one executed counterpart of the Reimbursement Agreement from the Company and Citibank, and arrangements satisfactory to Citibank shall have been made for the delivery of additional executed counterparts, sufficient in number for distribution to Citibank and the Company, together with all Schedules and Exhibits thereto;

(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Issuing Bank and the Lenders and dated the Effective Date) of (i) Catherine M. Kilbane, Senior Vice President, General Counsel and Secretary of the Company, in a form reasonably satisfactory to the Administrative Agent and (ii) Jones Day, in a form reasonably satisfactory to the Administrative Agent;

(d) The Administrative Agent shall have received documents and certificates relating to the organization, existence and good standing of the Company, the authorization of the Transactions, the incumbency of the persons executing this Agreement on behalf of the Company, all in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming as of the Effective Date, that (i) the representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects on and as of such date and (ii) no Default has occurred and is continuing; and

(f) The Administrative Agent and each Lender (and its Affiliates) shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) The Administrative Agent shall have received a Fee Letter, executed and delivered by the Company and the Administrative Agent, in a form reasonably satisfactory to the Administrative Agent.

SECTION 4.02 Condition to Each Credit Event.

The obligation of each Lender to make a Loan to the Company on the occasion of any Borrowing (other than a Borrowing made to reimburse the Issuing Bank for any LC Disbursement as provided in Section 2.04), and the obligation of the Issuing Bank to issue, renew, extend or increase the amount of the Letter of Credit, is subject to the satisfaction of the following conditions:

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(a) The Administrative Agent shall have received a Borrowing Request or a Notice of LC Request, as applicable;

(b) The representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(c) At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the satisfaction of the conditions described in subsections (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and the Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Other Information. The Company will furnish to the Administrative Agent, for the benefit of each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and statements of consolidated income, stockholders’ equity and comprehensive income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the independent registered public accounting firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and the consolidated Subsidiaries on a consolidated basis in conformity with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

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(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all reports on Forms 10-K, 10-Q and 8-K (or any substitute or successor forms) filed by the Company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly following a request therefor, all documentation and other information that any Lender reasonably requests as necessary in order for it to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Material Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section or to Citibank pursuant to the Reimbursement Agreement shall be deemed to have been delivered if such information, or one or more annual, quarterly or current reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov and, in either case, a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability; provided that the Company shall deliver paper copies of such information to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02 Notices of Material Events.

(a) The Company will furnish to the Administrative Agent written notice of the occurrence of any Default promptly after a Financial Officer becomes aware thereof. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

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(b) The Company will furnish to the Administrative Agent written notice of the occurrence of a designation of one or more “Successors” (as defined in and in accordance with the provisions set forth in the 2014 ISDA Credit Derivatives Definitions, with the Company being the “Reference Entity” referred to in such term) to the Company promptly after a Financial Officer becomes aware thereof.

SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause each of the Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger or consolidation of the Company permitted under Section 6.02 or any merger, consolidation, liquidation or dissolution of a Material Subsidiary that is not otherwise prohibited by the terms of this Agreement.

SECTION 5.04 Anti-Corruption Laws. The Company shall, and shall cause each Subsidiary to, conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Company and the Subsidiaries and maintain policies and procedures, in the Company’s reasonable business judgment, designed to promote and achieve compliance with such laws applicable to the Company and the Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and the Letter of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Equal and Ratable Security. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist any Lien on any Principal Property, or shares of capital stock of any Restricted Subsidiary, whether owned on the date of this Agreement or thereafter acquired, securing any obligation unless the Company contemporaneously secures the Company’s obligations under this Agreement equally and ratably with (or prior to) such obligation. The preceding sentence shall not require the Company to secure the Company’s obligations under this Agreement if the Lien consists of the following:

(a) Permitted Liens; or

(b) in addition to Permitted Liens, other Liens securing obligations in an amount not greater than 15% of Consolidated Net Tangible Assets at any time.

SECTION 6.02 Fundamental Changes. The Company will not (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, (ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise)

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all or substantially all of its assets (whether now owned or hereafter acquired), or (iii) liquidate or dissolve, except that, in each case, (x) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and (y) be continuing, any Person may merge with or into or consolidate with the Company if the Company is the surviving Person.

SECTION 6.03 Sanctions. The Company shall not directly or, to its knowledge, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.

SECTION 6.04 Anti-Corruption Laws. The Company shall not directly, or, to its knowledge, indirectly use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada) or other similar anti-corruption legislation in other jurisdictions applicable to the Company and the Subsidiaries.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 5.03 (but only with respect to the Company’s existence) or in Article VI;

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(e) the Company shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 60 days after written notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

then, and in every such event (other than an event with respect to the Company described in clause (f) or (g) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent, shall, at the request of the Required Lenders, by written notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (f) or (g) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

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Any bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or the Issuing Bank as any other Lender and may exercise the same as though it were not the Administrative Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any of its Subsidiaries thereof or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth for the Administrative Agent herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, and (c) except as expressly set forth herein and in other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) to the extent required by Section 9.02 or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therewith, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon provided such reliance is made in good faith. Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such

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subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding subsections shall apply to any such subagent and to the Related Parties of the Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

Subject to the appointment and acceptance of an appropriate successor Administrative Agent as provided in this subsection, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint with the consent of the Company (not to be unreasonably withheld or delayed), a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as an Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those, if any, payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

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ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Company, to 101 W. Prospect Avenue, Cleveland, OH 44115, Telecopy: (216) 566-2984, E-mail: jjmiklich@sherwin.com, Attention: Vice President and Treasurer with copies to the Senior Vice President – Finance and Chief Financial Officer, Telecopy No. (216) 566-2974, E-mail: sphennessy@sherwin.com and to the General Counsel, Telecopy No. (216) 566-1708, E-mail: cathy.kilbane@sherwin.com;

(b) if to the Administrative Agent, to Two Penns Way, Suite 110, New Castle, Delaware 19720, Telecopy: (302) 894-6109, Email: dennis1.banfield@citi.com Attention: Dennis Banfield;

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire (a copy of which the Administrative Agent shall provide to the Company, unless such notice or communication was delivered by the Company); and

(d) if to the Issuing Bank, to Two Penns Way, Suite 110, New Castle, Delaware 19720, Telecopy: (302) 894-6109, Email: dennis1.banfield@citi.com Attention: Dennis Banfield.

Notices and other communications to the Lenders hereunder may be delivered or furnished by email or other electronic communications pursuant to procedures approved by the Administrative Agent; provided, that, except as expressly provided in Article II, the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed in writing by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by email or other electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders and, if a majority of the Commitments, Loans or LC Exposure is held by Defaulting Lenders, the Administrative Agent or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than with respect to default interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby and the Issuing Bank, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or any other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; provided, however, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (B) no amendment, modification or waiver of this Agreement or any provision hereof that would alter the rights or duties of the Issuing Bank hereunder shall be effective without the written consent of the Issuing Bank.

(c) Notwithstanding any provision herein to the contrary, the Administrative Agent and the Company may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect

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or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender in any material respect and (ii) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Company agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder and the Letter of Credit, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Company agrees to indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the Letter of Credit or the use of the proceeds thereof (including any refusal by the Issuing Bank to honor a demand for payment under the Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries giving rise to liability under any Environmental Law, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Affiliates or from a breach of this Agreement by such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, the Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefore accompanied by the appropriate invoice or other detail supporting such amount.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Participants and the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to (i) so long as no Event of Default or “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing, one or more Eligible Assignees and (ii) in the event that an Event of Default or an “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing, to one or more assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and participations in LC Disbursements at the time owing to it); provided that (i) each of the Company (except that (A) in the case of an assignment to a Lender or an Affiliate of a Lender or (B) upon the occurrence and during the continuance of an Event of Default or an “Event of Default” under, and as defined in, the Reimbursement Agreement, the consent of the Company shall not be required), the Administrative Agent and in the case of any assignment of a Commitment, the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an

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assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together (except in the case of an assignment by a Lender to one of its Affiliates or an assignment as a result of any of the events contemplated by Section 2.17) with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to subsection (d) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section. Notwithstanding the foregoing, no assignment shall be made to (i) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, (ii) a natural person or (iii) the Company and its Affiliates.

(c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent, the Lenders and the Issuing Bank may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Company, the Issuing Bank, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee permitted under subsection (b) of this Section, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

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(e) Any Lender may, without the consent of any of the Company, the Administrative Agent or the Issuing Bank, sell participations to (i) so long as no Event of Default or “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing, one or more Eligible Assignees and (ii) in the event that an Event of Default or an “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing, to one or more banks or other entities (in each case, other than a natural person, a Defaulting Lender or the Company or its Affiliates) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the Company is notified of each participation sold to a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section 9.04, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by applicable law and provided the requirements of this Section 9.04(e) are satisfied, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(f) and (g) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the requirements of Section 9.04(e) are satisfied.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such

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additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph (h), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05 Survival.

All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the occurrence of any Credit Event, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 USA Patriot Act.

Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with its requirements.

SECTION 9.07 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Letter of Credit, the Reimbursement Agreement, the Fee Letter and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in

55	Sherwin-Williams Company | Credit Agreement

Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.08, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.09 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender exercising any of its rights pursuant to this Section shall provide notice of the same to the Company promptly after exercising the same; provided, however, the failure to give such notice shall not affect the validity of such setoff.

SECTION 9.10 Governing Law; Jurisdiction; Consent to Service of Process; Process Agent; Waiver of Immunity.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

56	Sherwin-Williams Company | Credit Agreement

(b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company or its properties in the courts of any jurisdiction.

(c) The Company hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Company and each other party to this Agreement irrevocably consent to service of process in the manner provided for notices to it in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

57	Sherwin-Williams Company | Credit Agreement

SECTION 9.12 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality.

Each of the Administrative Agent and the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) on a “need to know” basis solely in connection with the Transactions, (b) to the extent requested by any regulatory authority, provided, however, that, to the extent legally permitted, the Company is promptly notified in order that it may seek a protective order or take other appropriate action, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, however, that, to the extent legally permitted, the Company is promptly notified in order that it may seek a protective order or take other appropriate action, (d) to any other party to this Agreement, (e) to the extent reasonably required or reasonably deemed advisable in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivatives transaction relating to the Company, any Subsidiaries and the obligations hereunder, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company in connection with this Agreement relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified as confidential at the time of delivery or delivered under circumstances that would cause a reasonable person to believe such information to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate

58	Sherwin-Williams Company | Credit Agreement

of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

[Remainder of page intentionally left blank]

59	Sherwin-Williams Company | Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ Jeffrey J. Miklich
Name: Jeffrey J. Miklich
Title: Vice President and Treasurer

CITICORP USA, INC., as Administrative Agent and as Issuing Bank

By:	/s/ David Jaffe
Name: David Jaffe
Title: Vice President

CITIBANK, N.A., as Lender

By:	/s/ John Chun
Name: John Chun
Title: Vice President

(Signature Page)	Sherwin-Williams Company | Credit Agreement

EXHIBIT A

to Credit Agreement

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including any letters of credit included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, without limitation, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. Assignor:

Assignor [is] [is not] a Defaulting Lender.

2. Assignee:
[an Affiliate of [Lender]]

3. Company:	THE SHERWIN-WILLIAMS COMPANY

4. Administrative Agent:	CITICORP USA, INC., as the Administrative Agent under the Credit Agreement

A-1	Sherwin-Williams Company | Credit Agreement

5. Credit Agreement:	Credit Agreement, dated as of May 9, 2016 among THE SHERWIN-WILLIAMS COMPANY, the Lenders party thereto, CITICORP USA, INC., as Administrative Agent, and the Issuing Bank, as amended, amended and restated, supplemented or otherwise modified from time to time.

6. Assigned Interest:

Aggregate Amount of Commitment/Loans/LC Exposure for all Lenders	Amount of Commitment/Loans/ LC Exposure Assigned	Percentage Assigned of Commitment/ Loans/LC Exposure[1]
$	$	%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans/LC Exposure of all Lenders thereunder.

A-2	Sherwin-Williams Company | Credit Agreement

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and accepted:

CITICORP USA, INC., as Administrative Agent

By:
Name:
Title:

CITICORP USA, INC., as Issuing Bank

By:
Name:
Title:

[Consented to:][2]

THE SHERWIN-WILLIAMS COMPANY

By:
Name:
Title:

[2]	The Company’s consent will not be required if an Event of Default has occurred and is continuing or the assignment is to an Affiliate of the Assignor.

A-3	Sherwin-Williams Company | Credit Agreement

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iii) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, [and]3 (v) if it is a Foreign Lender [and (vi) it is an Eligible Assignee]4, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

[3]	Insert only if an Event of Default or an “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing.
[4]	Insert only so long as no Event of Default or an “Event of Default” under, and as defined in, the Reimbursement Agreement has occurred and is continuing.

A-4	Sherwin-Williams Company | Credit Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

A-5	Sherwin-Williams Company | Credit Agreement

EXHIBIT B

to Credit Agreement

FORM OF NOTE

$	,

FOR VALUE RECEIVED, the undersigned, THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Company”), unconditionally promises to pay to                                               (the “Lender”) the principal sum of                                               DOLLARS ($                    ) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender pursuant to the Credit Agreement, dated as of May 9, 2016 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Company, the financial institutions (including the Lender) from time to time party thereto, Citicorp USA, Inc., as the Administrative Agent, and each of the Issuing Bank, on such dates and in such amounts as are set forth in the Credit Agreement. The amounts payable under the Credit Agreement may be reduced only in accordance with the terms of the Credit Agreement. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Company also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from and including the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the account designated by the Administrative Agent.

This Note is one of the Notes referred to in, and evidences the Loans made by the Lender under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Company is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or shall automatically become immediately due and payable.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE SHERWIN-WILLIAMS COMPANY

By:
Name:
Title:

B-1	Sherwin-Williams Company | Credit Agreement

LOAN AND PRINCIPAL PAYMENTS

Date	Amount of Loan	Amount of Principal Repaid	Unpaid Principal Balance	Notations Made By

B-2	Sherwin-Williams Company | Credit Agreement

EXHIBIT C-1

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 9, 2016 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among The Sherwin-Williams Company (the “Company”), the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Issuing Bank.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[   ]

C-1-1	Sherwin-Williams Company | Credit Agreement

EXHIBIT C-2

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 9, 2016 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among The Sherwin-Williams Company (the “Company”), the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Issuing Bank.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[   ]

C-2-1	Sherwin-Williams Company | Credit Agreement

EXHIBIT C-3

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 9, 2016 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among The Sherwin-Williams Company (the “Company”), the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Issuing Bank.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                          , 20[   ]

C-3-1	Sherwin-Williams Company | Credit Agreement

EXHIBIT C-4

to Credit Agreement

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of May 9, 2016 (as from time to time amended, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among The Sherwin-Williams Company (the “Company”), the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent and Issuing Bank.

Pursuant to the provisions of Section 2.15(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

DATE:                          , 20[   ]

C-4-1	Sherwin-Williams Company | Credit Agreement

EXHIBIT D

to Credit Agreement

[Letterhead of Company]

FORM OF

NOTICE OF LC REQUEST

Date:                  ,

Citicorp USA, Inc., as Administrative Agent

and the Issuing Bank party to the Credit

Agreement referred to below

Two Penns Way, Suite 110

New Castle, Delaware 19720

Re:	NOTICE OF LC REQUEST

Ladies and Gentlemen:

This Notice of LC Request is delivered to Citicorp USA, Inc., as the issuing bank (the “Issuing Bank”), pursuant to Section 2.04(b) of the Credit Agreement, dated as of May 9, 2016 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Credit Agreement”), among THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Company”), the financial institutions from time to time parties thereto as lenders (the “Lenders”), Citicorp USA, Inc., as the Administrative Agent, and the Issuing Bank. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

1. [We request that the Letter of Credit (the “Letter of Credit”) be issued as provided herein. The amount of the Letter of Credit is $                    . After giving effect to the issuance of the Letter of Credit, the Total Exposures of all Lenders do not exceed the aggregate Commitments.] [We request that the [identify Letter of Credit] (the “Letter of Credit”) be [amended] [renewed] [extended] as provided herein. After giving effect to the [amendment] [renewal] [extension] of the Letter of Credit, the Total Exposures of all Lenders do not exceed the aggregate Commitments.]

2. The proposed date of the requested [issuance] [amendment] [renewal] [extension] of the Letter of Credit is                  ,          (which is a Business Day).

3. The expiration date of the Letter of Credit is            ,             .5

4. [Company to add any other description necessary to prepare, amend, renew or extend the Letter of Credit (including amount of Letter of Credit, beneficiary thereof, drawing conditions, etc.).]

[5]	Insert date which is at or prior to the close of business on the Maturity Date.

D-1	Sherwin-Williams Company | Credit Agreement

The undersigned Financial Officer of the Company certifies that each of the conditions precedent to the proposed issuance set forth in Section 4.02 of the Credit Agreement has been satisfied.

The Company has caused this Notice of LC Request to be executed and delivered by a Financial Officer of the Company this          day of                     ,             .

THE SHERWIN-WILLIAMS COMPANY

By:
Name:
Title:

D-2	Sherwin-Williams Company | Credit Agreement

EXHIBIT E

to Credit Agreement

FORM OF STANDBY LETTER OF CREDIT

Date:             , 20

Beneficiary:

Citibank, N.A.

c/o Citicorp North America, Inc.

3800 Citibank Center

Building B 3rd Floor

Tampa, FL 33610

Letter of Credit No. [•]

Ladies and Gentlemen:

By order of THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (the “Company”), we hereby open our irrevocable Standby Letter of Credit No. [•] (this “Credit”), in your favor for an amount of USD [•] and No Cents ([•] dollars and 00/100), which may adjust from time to time as provided in the next paragraph, effective immediately and expiring at our office located at 399 Park Avenue, New York, NY 10022-4614 (the “Office”) on                          ,             .

This Credit has been issued in your favor as security in support of the letters of credit already issued by you or to be issued by you on or after the date hereof in the amounts notified to us by you or to be issued by you from time to time hereafter for the account of the Company pursuant to the Agreement for Letter of Credit, dated as of May 9, 2016, between the Company and you (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”) and any other written agreement between the Company and you regarding the issuance of letters of credit for the account of the Company that specifies that such letters of credit are to be considered Citibank LCs (such letters of credit being hereinafter referred to collectively as the “Citibank LCs”). The amount outstanding under this Credit may adjust from time to time, without amendment, to account for (i) drawings hereunder that we have honored (in the amount of such drawing), (ii) cancellation, increase, reduction or expiration of Citibank LCs, upon receipt by us of your notice describing such cancellation, increase, reduction or expiration (in the amount of the available amount of the Citibank LCs that have been cancelled or expired or in the amount of such reduction, as applicable), and (iii) issuance by you from time to time after the date hereof of any Citibank LC (in the amount of the available amount of such Citibank LC), subject in the case of any increase described in clause (ii) or any issuance described in clause (iii), to confirmation by us prior to such increase or issuance of the available amount hereunder.

E-1	Sherwin-Williams Company | Credit Agreement

Funds hereunder are available to you against your sending to us by courier or facsimile either of the following written certifications:

“We hereby demand payment in the amount of USD             because, in connection with our Irrevocable Standby Letter of Credit No.             (the “Credit”), the beneficiary has drawn a draft under the Credit (the “Draft”), and we did not receive payment when due for the amount of such Draft.”

“We hereby demand payment in the amount of USD             (which amount does not exceed the aggregate outstanding undrawn amounts under the letters of credit issued under the Agreement for Letter of Credit, dated as of May 9, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Reimbursement Agreement”), between The Sherwin-Williams Company and Citibank, N.A.) because there has been an Event of Default under the Reimbursement Agreement.

Any number of multiple draws are permitted from time to time.

Presentation of drawing document(s) may also be made by fax transmission to (212) 994-0847, or such other fax number identified by Citicorp USA, Inc. in a written notice to you. To the extent a presentation is made by fax transmission, you must provide telephone notification thereof to Citicorp USA, Inc. ((302) 994-6109, Dennis Banfield), prior to or simultaneously with the sending of such fax transmission, provided, however, that Citicorp USA, Inc.’s receipt of such telephone notice shall not be a condition to payment hereunder.

We hereby agree to honor your drawing documents as specified above, if presented in compliance with the terms and conditions of this Credit.

Should you have occasion to communicate with us regarding this Credit, please direct your correspondence to our Office, making specific mention of the Letter of Credit number indicated above.

[Remainder of page left intentionally blank.]

E-2	Sherwin-Williams Company | Credit Agreement

Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to the International Standby Practices (“ISP98”), International Chamber of Commerce, Publication No. 590, and as to matters not addressed by the ISP98, shall be governed by and construed in accordance with the laws of the State of New York and applicable U.S. Federal Law.

CITICORP USA, INC.

AUTHORIZED SIGNATURE

By:
Name:
Title:

E-3	Sherwin-Williams Company | Credit Agreement

Schedule 2.01

Commitments

Lender	Commitment
Citibank, N.A.	$50,000,000

Total	$50,000,000

Schedule 2.01	Sherwin-Williams Company | Credit Agreement